Exhibit 99.1

Vignette Reports Preliminary Fourth-Quarter 2008 Financial Results

AUSTIN, Texas--(BUSINESS WIRE)--January 5, 2009--Vignette Corporation (NASDAQ: VIGN) today announced preliminary results for its fourth quarter ended December 31, 2008.

Preliminary results indicate fourth-quarter revenue is expected to be in the range of $35 to $37 million with license revenue for the quarter to be approximately 17% to 19% of total revenue. Vignette expects fourth-quarter non-GAAP net income to be between $(0.05) and $0.05 per share on a fully diluted basis. The Company is unable to update guidance for GAAP net income at this time due to its evaluation of various year-end GAAP-related accounting charges.

“The weak economy, foreign exchange fluctuations and the continued re-build of our go-to-market capabilities impacted our fourth-quarter results,” said Mike Aviles, president and CEO of Vignette. “Based on the uncertain economic climate for 2009, we have taken action to reduce our overall cost structure by approximately 10 percent. We will continue to monitor our investments and revenue outlook to generate positive cash flow for the full-year 2009. Vignette’s balance sheet remains strong and provides us with the ability to build for the Company’s future.”

Vignette will host a conference call and live Webcast regarding its fourth-quarter financial results on Tuesday February 3, 2009 at 5:00 p.m. EST. A press release associated with the announcement will be distributed approximately 30 minutes prior to the start of the conference call. To access the Webcast, visit the Investor Relations section of Vignette’s Web site.

If you are not able to access the live Webcast, dial-in information is as follows:

Dial-in number: 888-201-0273

International Dial-in: +1-706-634-9519

Call title: Vignette Financial Results

About Vignette

Vignette provides software and services that deliver the Web’s most dynamic user experiences. The Vignette Web Experience brings rich media and engaging content to life for the world’s greatest brands. Vignette is headquartered in Austin, Texas, with operations worldwide. Visit www.vignette.com.

Non-GAAP Financial Measures

The Company provides non-GAAP measures for net income, operating income and net income per share data as supplemental information regarding the Company's core business operational performance. The Company believes that these non-GAAP financial measures are useful to investors because they exclude certain non-operating or non-recurring charges. The Company's management excludes these non-operating or non-recurring charges when it internally evaluates the performance of the Company's business and makes operating decisions, including internal budgeting, performance measurement and the calculation of bonuses and discretionary compensation. In addition, these non-GAAP measures more closely reflect the essential revenue generation activities of the Company and the direct operating expenses (resulting in or from cash expenditures) needed to perform these revenue-generating activities. Accordingly, management excludes amortization of acquired technology, stock-based compensation related to employee stock options, business restructuring charges (benefits), amortization expense for certain acquired intangible assets and one-time charges and gains.

The Company believes that providing the non-GAAP measures that management uses is useful to investors for two primary reasons. First, it provides a consistent basis for investors to understand the Company's financial performance on a trended basis across many historical periods, particularly given the adoption of SFAS 123R at the beginning of fiscal year 2006 and the changes it has introduced for calculating stock-based compensation expenses relative to prior periods. Second, it allows investors to evaluate the Company's performance using the same methodology and information as that used by the Company's management.

Non-GAAP measures are subject to material limitations as these measures are not in accordance with, or a substitute for, US GAAP and therefore the Company's definition or interpretation may be different from similar non-GAAP measures used by other companies and independent financial analysts. However, the Company's management compensates for these limitations by providing the relevant and detailed disclosure of the items excluded in the calculation of non-GAAP net income and net income per share, which should be supplementally considered when evaluating the Company's results. In addition, items such as amortization expense for certain intangible assets, stock compensation charges, business restructuring charges (benefits) and one-time charges and gains that are excluded from non-GAAP net income and earnings per share can have a significant impact on earnings. Management compensates for these limitations by evaluating the non-GAAP measure together with the most directly comparable GAAP measure. The Company has historically provided non-GAAP measures to investors to supplement its GAAP results in order to help investors evaluate the company's core operating performance the way management does.

FORWARD-LOOKING STATEMENTS

The statements contained in this press release that are not purely historical are forward-looking statements including statements regarding Vignette’s expectations, beliefs, hopes, intentions or strategies regarding the future. The final results for the fourth quarter of 2008 may differ from the preliminary results discussed above due to factors that include, but are not limited to, risks associated with final review of the results and preparation of quarterly financial statements, including final review of transactions and consultation with our outside auditors. All forward-looking statements included in this press release are based upon information available to Vignette as of the date hereof and Vignette assumes no obligation to update any such forward-looking statement. Additional information regarding potential risks is provided in Vignette’s filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K for the year ended December 31, 2007 and its Quarterly Report on Form 10-Q for the quarter ended September 30, 2008. Vignette assumes no obligation to update the forward-looking statements included in this release.

Vignette and the V Logo are trademarks or registered trademarks of the Vignette Corporation in the United States and other countries. All other names are the trademarks or registered trademarks of their respective companies.

CONTACT:
Vignette Corporation
Investor Contact:
Pat Kelly, 512-741-4727
Chief Financial Officer
pat.kelly@vignette.com
or
Media Contact:
Melanie Brenneman, 512-741-4871
Public Relations Manager
melanie.brenneman@vignette.com